Exhibit 99.1

NEWS RELEASE	Cinergy Corp.
139 East Fourth Street
P.O. Box 960
Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h)
Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)

Investor contact:	Steve Schrader 513-287-1083

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE – July 24, 2003

CINERGY REPORTS SECOND QUARTER EARNINGS

CINCINNATI – Cinergy Corp. (NYSE:CIN) today reported second quarter 2003 earnings of $0.47 per share on a diluted basis compared with earnings of $0.26 per share on a diluted basis in 2002.

Reported earnings for 2003 included $0.04 in charges for voluntary early retirement and severance programs primarily focused on the corporate administrative areas and a write-off of a technology investment. In addition, discontinued operations contributed $0.05 per share in the quarter. Second quarter 2002 results included charges of $0.25 per share pertaining to an overall corporate voluntary early retirement and severance program as well as write-offs of certain investments.

Assuming normal weather the remainder of the year, the Company reaffirms its 2003 earnings range provided in January of $2.55-$2.70.

The Energy Merchant segment’s second quarter earnings were $0.36 per share in 2003 compared with $0.13 per share for the second quarter in 2002.  Excluding the $0.13 per share variance between periods related to the charges for voluntary early retirement programs, investment write-offs in 2002, and discontinued operations results, the segment earnings increased $0.10 per share. Marketing, trading and origination results added $0.03 per share while decreased financing and other expenses accounted for a positive contribution of $0.03. Generation and supply contracts added $0.04 per share primarily attributable to $0.07 per share from the company’s synfuel project that was acquired in July 2002 offset by lower capacity sales and below normal weather from supplying generation to Cincinnati Gas & Electric. In fact, the system peak load did not exceed 10,000 megawatts on any day this quarter compared with seven days above this level for the same period last year.

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The Regulated Operations segment’s second quarter earnings were $0.14 per share in 2003 compared with $0.17 per share for the second quarter in 2002. Excluding the $0.12 per share variance related to the charges from voluntary early retirement programs, the segment earnings decreased $0.15 per share. Mild weather, evidenced by a 47 percent reduction in cooling degree-days, reduced earnings $0.06 per share.  The sluggish economy caused industrial sales to fall by 3.2 percent from the same quarter last year, lowering earnings by $0.02 per share. Financing and depreciation expenses were $0.04 higher than last year primarily related to the transfer of the Madison and Henry County gas peaking facilities from the Energy Merchant segment to the Regulated Operations segment earlier this year. Operating, administrative and other expenses reduced earnings by $0.03 per share.

The Power Technology and Infrastructure Services segment lost $0.03 per share in the second quarter 2003 compared to a loss of $0.04 per share in 2002.  Excluding the $0.01 per share related to investment write-offs, results were comparable to last year.

In June, hearings began at the Indiana Utility Regulatory Commission on PSI Energy, Inc.’s rate application seeking an increase of approximately 15 percent in base rates.  The new rates, when approved by the Commission, are expected to take effect in early 2004 and will reflect investment in new generating capacity, additional environmental control equipment and system reliability.

PSI Energy also dedicated the Noblesville, Ind. repowering project in the second quarter, converting a 90-megawatt coal-fired plant into a 300 megawatt combined cycle natural gas-fired facility.  In addition to increasing the electric supply available to meet customer demands, the $200 million conversion also will result in significantly reduced emissions to the environment.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and energy merchant. Cinergy’s regulated delivery operations in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated operations own 7,000 megawatts of generation.  Cinergy’s energy merchant business is a Midwest leader in low-cost generation owning 6,300 megawatts of capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  The “into Cinergy” power-trading hub is the most liquid trading hub in the nation.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated and segmented financial information for the second quarter and first six months of 2003.